UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 26, 2013

DYNAMIC APPLICATIONS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

14 Menachem Begin Street, Ramat Gan, Israel	52700
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: 972-3-7523922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 7, 2013, Dynamic Applications Corp., a Delaware corporation (the "Company"), reported in its Form 8-K that it had entered into a material definitive agreement with GUMI Tel Aviv Ltd. ("GUMI"), a large privately-held Israeli industrial technology corporation, for the development of the prototype and the manufacture and marketing of the Company's unique electromagnetic percussion device ("Patented Device").

On May 26, 2013, GUMI submitted a written report to the Company, attached as exhibit 10.5 to this current report, that GUMI had produced the first version of the prototype of the Patented Device together with a complete set of engineering and design specifications. The May 26 report further stated that GUMI will immediately commence "in depth market research" for, among other applications, the potential use of the Patented Device with the product line of Sensoil Ltd.

This market analysis is a result of the fact that on April 17, 2013, the Company was appointed by Sensoil as its United States sales and marketing representative, on a non-exclusive basis, for Sensoil's advanced soil monitoring technology that measures the subsurface hydraulic and chemical properties of water percolating in the vadose zone, the zone above the groundwater, up to the soil surface. The Sensoil Agreement also contemplates that the Company will become Sensoil's exclusive U. S. representative upon meeting certain revenue bench marks. (Reference is made to the current report on Form 8-K filed with the SEC on April 22, 2013.)

Item 9.01 Financial Statements and Exhibits

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.5	GUMI Tel Aviv Report dated May 26, 2013, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DYNAMIC APPLICATIONS CORP.

By:	/s/ Eli Gonen
Name:	Eli Gonen
Title:	CEO

Date: May 28, 2013